Exhibit 99.1

                                 TRANS-LUX LOGO

FOR IMMEDIATE RELEASE

EDITORIAL CONTACT
Sara Chaput
LRG Marketing Communications, Inc.
phone: 845-358-1801
fax: 845-358-1899
e-mail: sara.chaput@lrgmarketing.com
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web: www.lrgmarketing.com
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          Trans-Lux Board Approves Comprehensive Restructuring Package

Norwalk, CT (June 23, 2011) - Trans-Lux Corporation (OTCBB: TNLX), a leading supplier of LED technology for digital signage and lighting applications, today announced a proposed complete financial restructuring and re-capitalization of the Company. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement. "For over a year now we have worked with our debt holders to create a positive and viable way forward. Over the next few weeks we will be in communication with all parties in order to seek acceptance of the proposed restructuring package in its entirety. The acceptance of the terms of the restructuring plan by our creditors would allow us to avoid a bankruptcy solution," said Mr. Allain.

"Throughout this process we have continued to improve every aspect of the Company through carefully orchestrated and comprehensive initiatives including significant cuts in SG&A, a significant reduction in raw material costs, consolidation of manufacturing facilities and the recruitment of top notch senior staff," continued Mr. Allain. "The proposed restructuring will allow our new team the ability to close and deliver on new and exciting partnerships in the business, media and entertainment arenas."

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The Company also announced that it has raised an aggregate of $650,000 via the issuance of a 4% Promissory Note that is due and payable on June 16, 2012, which
Note is secured by a mortgage on a parcel of land owned by a subsidiary of the Company located in Silver City, New Mexico. In connection with the issuance of the Note, the subscriber received a five-year warrant to purchase 1,000,000 share of Common Stock of the Company at an exercise price of $1.00, subject to adjustment as provided in the warrant.

Trans-Lux Corporation's history of innovation dates back to 1920 and boasts over 100,000 installations worldwide. Over the years, the Company has built a global reputation as a recognized leader in digital signage solutions for numerous markets including sports and entertainment, financial, gaming, commercial, education, government and leasing. Trans-Lux continues to evolve with new business propositions and technologies that deliver the ultimate viewing experience. The Company's dynamic new management team has assembled a completely innovative product portfolio that includes TL Vision LED Large Screen Systems, TL InfoVision LED Digital Displays, Fair-Play Scoreboard systems, and TL Energy LED Lighting Solutions. Trans-Lux's portfolio of end-to-end solutions unlocks a whole new realm of new business development opportunities.

TL Vision LED Large Screen Systems

Trans-Lux branded TL Vision LED Large Screen Systems deliver bright, high resolution images with breathtaking clarity. LED pitches range in size from 3mm to 45mm and can be configured in virtually any size and shape for indoor or outdoor use. The Company's groundbreaking 3mm LED display is ideal for high resolution applications with image quality that rivals HD flat screen displays - but with the ability to be customized to meet the most demanding installations. For added value and convenience, the high resolution LED displays and control systems complement existing Trans-Lux displays.

TL InfoVision LED Digital Displays

Trans-Lux branded TL InfoVision LED Digital Displays are available in virtually any size, shape and configuration for any indoor and outdoor application. From turnkey multi-screen LED display systems, time and temperature and price changer LED digital displays to single line tickers capable of displaying full-color animated or monochrome alphanumeric content, TL InfoVision LED solutions deliver outstanding clarity and brightness. Trans-Lux also offers a selection of controllers and interfaces to stream live data from virtually any content provider, as well as software solutions that make it easy for customers to customize content on-site.

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Fair-Play Scoreboards

Trans-Lux's Fair-Play branded Data Walls and Scoreboard Systems are by far the industry's leading line of digital displays for schools and universities, casino sports books and financial institutions. The Company has further expanded the Fair-Play line-up to include TL Vision LED Large Screen Displays, along with a new line of hand-held remote control solutions with the industry's first 100% guarantee.

TL Energy LED Lighting Solutions

Trans-Lux offers a comprehensive line of innovative LED lighting solutions under the newly established TL Energy brand. These innovative LED lighting products provide facilities and public infrastructure with "green" lighting solutions that deliver a tremendous return on investment and virtually pay for themselves. They emit less heat, conserve energy and enable creative lighting effects. The TL Energy LED Lighting products include a wide array of LED commercial and street lighting solutions, as well as LED replacement bulbs that fit into existing fixtures.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of digital signage display and LED lighting solutions for the financial, sports and entertainment, education, commercial, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and our Fair-Play Scoreboards, Trans-Lux delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit www.Trans-Lux.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the company. The company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

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*EDITORS' NOTE: Electronic files and photos are available upon request by emailing Sara Chaput at LRG Marketing at sara.chaput@lrgmarketing.com.
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